UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________
Form S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
____________________________________
MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)
____________________________________

Delaware	75-1618004
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
8000 S. Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)
____________________________________
Micron Technology, Inc.
Amended and Restated 2007 Equity Incentive Plan
Deferred Compensation Plan
____________________________________
(Full title of the plan)

D. Mark Durcan
Chief Executive Officer
Micron Technology, Inc.
8000 S. Federal Way
Boise, Idaho 83716-9632
(Name and address of agent for service)

208-368-4000
(Telephone number, including area code, of agent for service)
____________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

☒	Large accelerated filer	☐	Accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock $0.10 par value per share, to be issued pursuant to the Micron Technology, Inc. Amended and Restated 2007 Equity Incentive Plan	30,000,000(1)	$27.05	$811,500,000(2)	$94,053
Deferred Compensation Obligations	$10,000,000(3)	100%	$10,000,000	$1,159(4)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), to the extent additional shares of the Registrant’s Common Stock may be issued or issuable as a result of a stock split, stock dividend, or other distribution declared at any time by the Board of Directors while this Registration Statement is in effect, this Registration Statement is hereby declared to cover all of such additional Common Stock.

(2)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of calculating the registration fee on the basis of $27.05 per share, which is the average of the high and low price of the Company’s Common Stock as reported on the Nasdaq Global Select Market on April 12, 2017.

(3)
The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Micron Technology, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan").

(4)
Estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee based on an estimate of the amount of compensation participants may defer under the Deferred Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as a prospectus or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Micron Technology, Inc. (the "Company") with the Commission are incorporated by reference in this Registration Statement:

(a)    The Company’s Annual Report on Form 10-K for the year ended September 1, 2016 (the “Annual Report”) filed with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 1-10658), on October 28, 2016.

(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report.

(c)    The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on November 9, 1990, pursuant to Section 12(b) of the Exchange Act (File No. 1-10658), including any amendment or report filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities.

Micron Technology, Inc. Deferred Compensation Plan Obligations

The securities being registered represent deferred compensation obligations (the “Obligations”) of the Company arising under the Micron Technology, Inc. Deferred Compensation Plan (the “Plan”). The Obligations are unsecured general obligations of the Company. The Company reserves the right to amend or terminate the Plan at any time in accordance with its terms, provided that such amendment or termination shall not reduce or eliminate any benefit that has become fully vested under the Plan prior to such amendment or termination.

Following is a summary of the Plan as it relates to the Obligations. This summary is qualified in its entirety by reference to the Plan.

Purpose and Participation. The Plan is intended to constitute a non-qualified deferred compensation plan that, in accordance with Sections 201(2), 301(a)(3), and 40l(a)(l) of the Employee Retirement Income Security Act of 1974, as amended, is unfunded and established primarily for the purpose of providing deferred compensation to specifically designated employees of the Company (the “Participants”). The Plan is an unfunded deferred compensation plan for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), and is intended to comply with the requirements of Section 409A of the Code so that no penalty taxes are owned under Section 409A(a)(1)(B).

Plan Deferrals. Participants may elect to defer up to 75% of base compensation and up to 100% of bonus compensation under the Plan by completing deferral elections in accordance with Plan rules. The Company, in its sole discretion, may make employer contributions to the Plan. Participant and employer contributions to the Plan are credited to bookkeeping accounts maintained on behalf of each Participant under the Plan. The amounts credited to such deferral accounts under the Plan represent an unfunded, unsecured Obligation of the Company, and do not represent ownership, or any ownership interest in, any particular assets of the Company. The deferred compensation Obligations are not convertible into any other security of the Company and do not have the benefit of any negative pledges or of any covenants on the part of the Company, other than to pay the deferred compensation Obligations arising under the Plan. The Company may elect to contribute deferrals to a trust that satisfies the tax requirements applicable to nonqualified deferred compensation plans to satisfy its payment Obligations under the Plan.

Vesting of Deferrals. Participant deferrals are fully vested at all times. Participants become 100% vested in employer contributions, if any, upon 2 years of service with the Company. If not already vested, a Participant’s deferral account becomes 100% vested upon a change in control of the Company or upon the Participant’s death or disability.

Earnings Credits. Subject to certain exceptions and restrictions, a Participant’s deferral account balance is indexed to one or more hypothetical or “phantom” investment options chosen by the Participant from the phantom investment options available under the Plan. A Participant’s deferred compensation benefit payable under the Plan increases or decreases based on the investment performance of the selected “phantom” investment options.

Distribution of Deferrals. Participants choose the time and manner of distribution of their deferral accounts. Payment of deferral accounts is made in cash at the time and in the form elected by the Participant, subject to the following general rules:

•	A Participant may elect, but is not required to elect, to receive his or her deferrals on a specified distribution date that occurs during the Participant’s employment.

•
A Participant’s deferrals will commence to be paid, if such deferrals have not already commenced to be paid, on the Participant’s termination of employment. Amounts payable to certain specified employees are delayed six months following such Participant’s termination of employment in accordance with the requirements of the Code and Plan.

•	A Participant may elect to receive his or her deferrals in a lump-sum or in annual installments over a period of up to ten years.

•
A Participant’s entire deferral account balance will be paid in a lump sum upon the death or disability of the Participant, or upon a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors or stockholders to grant, indemnification to directors, officers, employees and agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act and for liabilities arising from other state and federal causes of action. Section 10 of the Company’s Certificate of Incorporation and Article VIII of the Company’s Bylaws provide for the mandatory indemnification of its officers, directors, employees and agents to the extent permitted by Delaware General Corporation Law. The Company has entered into agreements with its officers, directors, and certain key employees implementing such indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this registration statement are listed in the Exhibit Index of this registration statement and are incorporated herein by reference.

Item 9. Undertakings.

(a)    The undersigned Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on this 14th day of April 2017.

MICRON TECHNOLOGY, INC.

/s/ D. Mark Durcan
By: D. Mark Durcan
Chief Executive Officer

/s/ Ernest E. Maddock
By: Ernest E. Maddock
Chief Financial Officer and Vice President, Finance

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints D. Mark Durcan and Ernest E. Maddock, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ D. Mark Durcan		April 14, 2017
D. Mark Durcan	Chief Executive Officer and Director
(Principal Executive Officer)
/s/ Ernest E. Maddock		April 14, 2017
Ernest E. Maddock	Chief Financial Officer and Vice President, Finance
(Principal Financial and Accounting Officer)

Robert E. Switz	Chairman of the Board
/s/ Robert L. Bailey		April 13, 2017
Robert L. Bailey	Director
/s/ Richard M. Beyer		April 7, 2017
Richard M. Beyer	Director
/s/ Patrick J. Byrne		April 10, 2017
Patrick J. Byrne	Director
/s/ Mercedes Johnson		April 7, 2017
Mercedes Johnson	Director
/s/ Lawrence N. Mondry		April 10, 2017
Lawrence N. Mondry	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1*	Micron Technology, Inc. Amended and Restated 2007 Equity Incentive Plan
4.2**	Micron Technology, Inc. Amended and Restated 2007 Equity Incentive Plan Forms of Agreement
4.3***	Deferred Compensation Plan
5.1	Opinion of Counsel
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
*    Incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A Dated December 8, 2016.
**    Incorporated by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-K filed with the Commission on October 28, 2016.
***    Incorporated by reference to Exhibit 10.64 to the Company’s Quarterly Report on Form 10-Q for quarterly period ended March 2, 2017 filed with the Commission on March 28, 2017.